Exhibit 16.1


[Grant Thornton LLP Letterhead]



Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549
RE: Socrates Technologies Corporation


Ladies and Gentlemen:

We have read, and agree with, the description of the resignation and other comments attributed to Grant Thornton, LLP set forth in Item 4 of Form 8-K dated April 23, 2001 of Socrates Technologies Corporation.

Very truly yours,

/S/ Grant Thornton, LLP

Grant Thornton, LLP